    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1997



                                                      REGISTRATION NO. 333-31863

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        PERSONNEL GROUP OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           7363                          56-1930691
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                         6302 FAIRVIEW ROAD, SUITE 201
                        CHARLOTTE, NORTH CAROLINA 28210
                              TEL: (704) 442-5100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                              KEN R. BRAMLETT, JR.
                             SENIOR VICE PRESIDENT
                         6302 FAIRVIEW ROAD, SUITE 201
                        CHARLOTTE, NORTH CAROLINA 28210
                              TEL: (704) 442-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:


                               PATRICK S. BRYANT


                       ROBINSON, BRADSHAW & HINSON, P.A.


                            1900 INDEPENDENCE CENTER


                             101 NORTH TRYON STREET


                        CHARLOTTE, NORTH CAROLINA 28246


                              TEL: (704) 377-2536


                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE       AGGREGATE OFFERING   AGGREGATE OFFERING       AMOUNT OF
    SECURITIES TO BE REGISTERED            REGISTERED        PRICE PER NOTE(2)         PRICE(2)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
5 3/4% Convertible Subordinated
  Notes due 2004....................      $115,000,000              100%             $115,000,000        $34,848.49(3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........  3,228,070 shares(1)           N/A                  N/A                 N/A(4)
========================================================================================================================


(1) Represents shares originally issuable upon conversion of the Notes being registered under this Registration Statement plus an additional indeterminate number of shares as may become issuable upon conversion of the Notes being registered hereunder by means of adjustment in the conversion price thereof.
(2) Estimated solely for purpose of calculating the registration fee.

(3) Such amount was paid in connection with the initial filing on July 23, 1997.


(4) Pursuant to Rule 457(i), there is no filing fee with respect to the shares of Common Stock being registered hereunder because no additional consideration will be received in connection with the exercise of the conversion privilege.


                             ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                  $115,000,000

                        PERSONNEL GROUP OF AMERICA, INC.              [PGA LOGO]
                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                    (INTEREST PAYABLE JULY 1 AND JANUARY 1)

                        3,228,070 SHARES OF COMMON STOCK
                             ---------------------

    This Prospectus relates to (i) $115,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") of Personnel Group of America, Inc., a Delaware corporation ("PGA" or the "Company"), and (ii) 3,228,070 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company, which are initially issuable upon conversion of the Notes, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price thereunder (collectively, the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were acquired from the Company by Smith Barney Inc., PaineWebber Incorporated, J.C. Bradford & Co., The Robinson-Humphrey Company, Inc., and NationsBanc Capital Markets, Inc. (the "Initial Purchasers") in June and July 1997 in connection with a private offering. See "Description of Notes."


    The Notes are convertible into Common Stock at any time at or before maturity, unless previously redeemed, at a conversion price of $35.625 per share, subject to adjustment in certain events. The Common Stock of the Company is traded on the New York Stock Exchange (the "NYSE") under the symbol "PGA." On October 17, 1997, the closing price of the Common Stock as reported by the NYSE was $35.75 per share.


    The Notes do not provide for a sinking fund. The Notes are not redeemable by the Company prior to July 7, 2000. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase such holder's Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Notes -- Certain Rights to Require Repurchase of Notes."

    The Notes are unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. The Indenture (as defined herein) does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Notes -- Subordination."

    For a description of certain income tax consequences to holders of the Notes, see "Certain United States Federal Income Tax Consequences."

    There is no existing public market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of the holders to sell their Notes or what price holders of the Notes will be able to sell their Notes. The Initial Purchasers have informed the Company that they are making and currently intend to continue making a market in the Notes. The Initial Purchasers, however, are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. Prior to the resale of the Notes pursuant to this Prospectus, each of the Notes was eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages Market (the "PORTAL Market"). Notes sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Notes on any securities exchange.

    The Notes and the Shares are being registered to permit public secondary trading of the Notes and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and the expenses of counsel and other advisors to the holders of the Notes or the underlying Common Stock) in connection with the registration and sale of the Notes and the Shares covered by this Prospectus.

    The Company will not receive any of the proceeds from the sales of the Notes or the Shares by the Selling Securityholders. The Notes and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on the NYSE. See "Plan of Distribution." The Selling Securityholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or Shares as principals, any profits received by such broker-dealers on the resale of the Notes or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT
                                   SHOULD BE
              CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------


                The date of this Prospectus is October 20, 1997

     THIS PROSPECTUS CONTAINS SUMMARIES, BELIEVED TO BE ACCURATE, OF CERTAIN TERMS OF CERTAIN DOCUMENTS, BUT REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THIS REFERENCE.
                             ---------------------

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS


     CERTAIN OF THE MATTERS DISCUSSED UNDER THE CAPTIONS "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR FINANCIAL CONDITION OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR FINANCIAL CONDITION EXPRESSED OR IMPLIED BY ANY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR FINANCIAL CONDITION OF THE COMPANY TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ARE DISCLOSED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN ("CAUTIONARY STATEMENTS"), INCLUDING, WITHOUT LIMITATION, THOSE STATEMENTS MADE IN CONJUNCTION WITH ANY SUCH FORWARD-LOOKING STATEMENTS, THOSE INCLUDED UNDER "RISK FACTORS" AND OTHERWISE HEREIN AND THEREIN. ANY SUCH FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                             ---------------------

     THE COMPANY ENDEAVORS TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS AND HAS OBTAINED REGISTRATIONS IN THE UNITED STATES OF CERTAIN SERVICEMARKS AND TRADENAMES THAT APPEAR IN THIS PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. In addition, the Common Stock of the Company is listed on the NYSE, and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


     This Prospectus, which constitutes part of a registration statement filed by the Company with the Commission under the Securities Act (the "Registration Statement"), omits certain of the information contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Notes and Shares offered hereby. Copies of such Registration Statement are available from the Commission. Statements contained herein concerning the provisions of documents filed herewith as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                           INCORPORATION BY REFERENCE


     This Prospectus incorporates by reference the Company's: (i) Annual Report on Form 10-K for the year ended December 29, 1996; (ii) Proxy Statement dated April 10, 1997, relating to the Annual Meeting of Shareholders held on May 21, 1997; (iii) Current Report on Form 8-K dated March 17, 1997; (iv) Quarterly Reports on Form 10-Q for the periods ended March 30, 1997 and June 29, 1997; (v) Current Report on Form 8-K dated May 22, 1997; (vi) Current Report on Form 8-K dated June 6, 1997; (vii) Current Report on Form 8-K dated June 18, 1997; (viii) the description of the Common Stock contained in the Company's registration statements on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and (ix) all other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering to be made hereunder.


     Any statement contained in this Prospectus or in a document incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person, including a beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus, excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for copies of such documents should be addressed to the Company at its principal executive offices listed below, attention: Corporate Secretary.

                                  THE COMPANY

     Personnel Group of America, Inc. is a leading information technology and personnel staffing services company. The Company is organized into three divisions, Information Technology, Commercial Staffing, and Health Care Services, and operates in strategic markets throughout the United States. The Company's staffing services include temporary staffing, placement of full time employees, on-site management of temporary employees, training and testing of temporary and permanent workers and information technology consulting.

     The Information Technology Division offers information technology staffing and consulting services in a range of computer-related disciplines. The Commercial Staffing Division offers a wide variety of temporary office and clerical services to more than 10,000 organizations nationwide. The Commercial Staffing Division also provides light technical and light industrial services to its customers, but these services typically account for a small portion of the division's total revenues. The Health Care Services Division operates exclusively under the "Nursefinders" brand name and provides health care personnel to patients receiving home health care services and to supplement the staffing needs of hospitals, nursing homes and other health care facilities.

     The Company's principal executive offices are located at 6302 Fairview Road, Suite 201, Charlotte, North Carolina 28210, and its telephone number at such address is (704) 442-5100.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the factors listed below before purchasing the Notes and Shares offered hereby.

POSSIBLE ADVERSE EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY

     Demand for information technology and commercial staffing services is significantly affected by the general level of economic activity in the country. Companies use temporary staffing services to manage personnel costs and staffing needs due to business fluctuations. When economic activity increases, temporary employees are often added before full-time employees are hired. As economic activity slows, many companies reduce their usage of temporary employees before undertaking layoffs of their regular employees. During expansions, there is intense competition among temporary services firms for qualified temporary personnel. In addition, the Company may experience increased competitive pricing pressures during such periods. There can be no assurance that during periods of increased economic activity and higher general employment levels the Company will be able to recruit and retain sufficient temporary personnel to meet the needs of its clients, or that pricing pressures will not adversely affect the Company's results of operations. Similarly, a slowdown in the economy may result in decreased demand for temporary personnel, which may have an adverse effect on the Company's financial condition and results of operations, including cash flow. During the most recent recession, the Company's operations were adversely affected.

     Demand for the Company's health care services is influenced by trends in public and private funding of health care, but is less directly affected by the general level of economic activity. Changes in these funding arrangements and in the health care industry generally could have an adverse effect on the Company's financial condition and results of operations, including cash flow. See
"-- Government Regulation."

HIGHLY COMPETITIVE MARKET; LIMITED BARRIERS TO ENTRY


     The U.S. staffing services market is highly competitive and highly fragmented, with limited barriers to entry and more than 15,000 offices competing in the industry as of the date of this Prospectus. Management believes that no one firm currently has more than 11% of the national market, as measured by revenue, although the staffing and health care staffing services industries have been undergoing significant consolidation. The Company competes in national, regional and local markets with full-service and specialized temporary service agencies and health care providers. While the majority of the Company's competitors are significantly smaller than the Company, a number of competitors have greater marketing and financial resources than those of the Company. The Company expects that the level of competition will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's financial condition and results of operations, including cash flow.


IMPACT OF PRICING PRESSURE ON MARGINS


     Price competition in the staffing services industry is intense in all three of the Company's divisions. Pricing pressure from competitors, customers and payors is increasing. There can be no assurance that the Company will be able to maintain or increase its current margins, the reduction of which could have a material adverse effect on the Company's financial condition and results of operations, including cash flow.


ABILITY TO CONTROL GROWTH; ACQUISITION RISKS

     The ability of the Company to continue to execute its business strategy will depend on a number of factors, including the availability of working capital, existing and emerging competition and the availability of attractive acquisition opportunities. The Company has consummated a number of acquisitions since its initial public offering in 1995. Once integrated, acquisitions may not achieve levels of revenue, profitability or productivity comparable to those of the Company's existing locations or may not otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. There can be no assurance that the Company will be able to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations. The failure to integrate acquired businesses into its operations could have a material adverse effect on the Company's financial condition and results of operations, including cash flow.

INCREASED EMPLOYEE COSTS; WORKERS' COMPENSATION

     Businesses use temporary staffing in part to shift certain employment costs and risks (e.g., workers' compensation and unemployment insurance) to temporary personnel services companies. Accordingly, the Company is responsible for and pays unemployment insurance premiums, workers' compensation and medical and other employer costs for job-related injuries for its temporary employees. The Company's workers' compensation and medical costs are based on the loss and loss adjustment expenses as estimated by an outside administrator. Workers' compensation costs have increased as various states have raised benefit levels and liberalized allowable claims. Unemployment insurance premiums are set annually by the states in which employees perform services and are subject to increases as a result of increased unemployment and the extension of periods for which benefits are available. The Company currently pays health insurance premiums for all of its permanent employees but none of its temporary employees. Historically, the Company has increased fees charged to its clients to absorb increases in unemployment, workers' compensation, medical and other direct costs of services. There can be no assurance that the Company will be able to continue to increase the fees charged to its clients if expenses related to workers' compensation or unemployment insurance increase or if employer-paid health insurance is extended to temporary employees. Any such inability could have a material adverse effect on the Company's financial condition and results of operations, including cash flow.

INDUSTRY RISK OF LITIGATION AND CLAIMS

     The Company is subject to litigation and claims by its employees, customers, franchisees and other third parties. The Company is in the business of employing people and placing them in the work place of other businesses or the homes of persons requiring health care. Attendant risks of such activities include possible claims by customers or patients of employee misconduct or negligence, including malpractice, claims by employees of discrimination or harassment (including claims relating to actions of the Company's clients), claims related to the inadvertent employment of illegal aliens or unlicensed personnel, payment of workers' compensation claims and other similar claims. The Company has policies and guidelines in place to reduce its exposure to these risks, and has insurance against certain risks in amounts which it believes to be adequate. There can be no assurance that the Company will not experience litigation and claims in the future which are not covered by or which exceed its insurance, or that the Company will not incur damages, fines or other losses or negative publicity with respect to such matters, any of which could have a material adverse effect on the Company's business.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers and senior management. In addition, the Company is dependent on the performance and productivity of its local branch managers and field personnel. The loss of some of the Company's executive officers or other key managers could have an adverse effect on the Company's operations, including the Company's ability to establish and maintain customer relationships. The Company's ability to attract and retain business is significantly affected by local relationships and the quality of service rendered by branch managerial personnel. If the Company is unable to attract and retain key employees to perform these services, the Company's business could be adversely affected.

DEPENDENCE ON AVAILABILITY OF QUALIFIED TEMPORARY PERSONNEL

     The Company depends upon its ability to attract qualified temporary personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. The Company must continually evaluate and upgrade its base of available qualified personnel to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional skills, particularly information technology consultants, home health care providers and technologically skilled administrative employees is intense, and demand for such individuals is expected to remain very strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers in the future.

GOVERNMENT REGULATION

     The Company's Health Care Services Division is subject to extensive government regulation under federal, state and local law, including but not limited to, licensing requirements, certificate of need requirements, periodic examinations by government agencies, federal and state anti-fraud, anti-abuse and anti-kickback statutes and regulations, and federal and state laws prohibiting physician ownership or compensation arrangements in entities, including home health agencies, to which they refer patients for health care services. Congress and various state legislatures have periodically proposed legislation affecting the regulation of the health care industry. Changes in government support of health care services, the methods by which such services are delivered, the prices for such services, the reimbursement for such services, or the regulations governing such services, may all have a material adverse effect on the Company's financial condition and results of operations. The Company's revenues are derived in part from the Medicare and Medicaid programs, which are subject to statutory and regulatory changes, retroactive and prospective rate adjustments and administrative rulings and funding restrictions, all of which could have the effect of limiting or reducing reimbursement levels for the Company's services. New instructions introduced by the Health Care Financing Administration and implemented in 1996 relating to the allocation of administrative costs could restrict the allocation of certain previously reimbursable shared costs under the program going forward. Additionally, the President's proposed fiscal year 1998 federal budget submitted to Congress in February 1997 could have the effect of further lowering reimbursable cost limits for home health agencies that are Medicare providers. These and other regulations could affect the ability of the Company to collect its fees for services provided. Any significant decrease in Medicare or Medicaid reimbursement levels, or the imposition of significant restrictions on participation in the Medicare and Medicaid programs, could have a material adverse effect on the Company. In addition, certificate of need laws, which restrict the types of care that may be provided and can limit or eliminate a company's ability to provide certain services (including home health care services), to establish or expand operations, and to act as a Medicare or Medicaid provider in certain jurisdictions, may render it more difficult for the Company to, or preclude the Company from, expanding the scope of its home health care services. There can be no assurance that the Company will be able to continue to obtain or maintain the required government approvals, licenses or certificates of need, obtain reimbursement for its services or avoid compliance or other problems under applicable laws and regulations.

FRANCHISING AND LICENSING RISKS

     The Company derives a portion of its net income from franchised and licensed operations in its Health Care Services Division. Franchisees and licensees may terminate their agreements, resulting in a loss of revenues and corresponding profitability. The ownership of the Company's franchises and licenses is relatively concentrated, and the loss of one or more of those relationships could have an adverse effect on the Company's results of operations. Further, while the Company's agreements contain non-competition covenants, former franchisees and licensees may nevertheless seek to compete with the Company. The Company must comply with federal and state laws and regulations governing the sale of franchises and licenses, and state laws concerning the ongoing relationship with franchisees and licensees (including the termination and non-renewal of such relationships). The Company is subject to the risk of franchisee and licensee litigation pursuant to such laws or otherwise.

SUBSTANTIAL INTANGIBLE ASSETS

     In recent years the Company has recorded substantial excess cost over fair value of net assets acquired in connection with the purchase of certain of its subsidiaries and divisions. Such intangible assets may increase if additional acquisitions are completed and will increase upon payment of contingent earnout amounts with respect to completed acquisitions. Any impairment of such assets, with resultant write offs, could have a material adverse effect on the Company's financial condition and results of operations.

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL

     The Company's Certificate of Incorporation and Bylaws, as well as a shareholder rights agreement, contain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the shareholders to approve transactions that they may deem to be in their best interests. Such provisions in the Certificate of Incorporation and Bylaws include a classified Board of Directors and a prohibition on shareholder action by written consent. In addition, the Certificate of Incorporation permits the Company's Board of Directors to issue up to 5,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Although the Company has no present plans to issue shares of Preferred Stock, the Board of Directors has preapproved the terms of a series of Preferred Stock that may be issued pursuant to the shareholder rights agreement upon the occurrence of certain triggering events. In general, the shareholder rights agreement provides a mechanism by which the Board of Directors and shareholders may act to substantially dilute the share position of any takeover bidder who acquires 15% or more of the Common Stock. See "Description of Capital Stock."


SIGNIFICANT LEVERAGE AND DEBT SERVICE


     With its issuance of the Notes, the Company continued to be significantly leveraged. In addition, subject to the restrictions in its current $125.0 million revolving credit agreement (the "Credit Agreement") and the Indenture, the Company and its subsidiaries may incur additional indebtedness (including additional Senior Indebtedness (as defined herein)) from time-to-time to finance acquisitions, capital expenditures or for general corporate purposes.


     The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and contingent earnout payments and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for other acquisitions and for working capital may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry or economic conditions generally.

     The Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of borrowing under the Credit Agreement (or any successor credit agreement). The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness, contingent earnout payments with respect to certain acquisitions, as well as future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Credit Agreement (or any successor credit agreement) or other debt instruments. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected. If the Company does not generate sufficient increases in cash flow from operations to repay the Notes at maturity, it could attempt to refinance the Notes; however, no assurance can be given that such a refinancing would be available on terms acceptable to the Company, if at all. Any failure by the Company to satisfy its obligations with respect to the Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness, if any, of the Company. In addition, there can be no assurance that the Company will have available the financial resources necessary to repurchase any or all Notes tendered upon a Change in Control (as defined herein).

SUBORDINATION OF NOTES

     The Notes are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness includes all secured indebtedness of the Company for money borrowed (including any secured indebtedness under the Company's Credit Agreement and any predecessor or successor thereto), whether existing on or created or incurred after the date of the issuance of the Notes, that is not made subordinate to or pari passu with the Notes by the instrument creating the indebtedness. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness permitting the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness of the Company has been paid in full. In addition, holders of the Notes are effectively subordinated to the claims of creditors of the Company's subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Notes. See "Description of Notes."

LIMITATIONS ON REPURCHASE UPON A REPURCHASE EVENT

     In the event of a Repurchase Event, which includes a Change in Control and a Termination of Trading (as defined herein), each holder of the Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase the Notes upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Notes upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Notes upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating (if any) of the Notes nor would the requirement that the Company offer to repurchase the Notes upon a Repurchase Event necessarily afford holders of the Notes protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Notes."

ABSENCE OF PUBLIC MARKET

     There is no existing public market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of the holders to sell their Notes or the price at which holders of the Notes may be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that the Initial Purchasers are making and currently intend to continue making a market in the Notes; however, the Initial Purchasers are not obligated to do so, and any such market making activity may be terminated at any time without notice to the holders of the Notes, in the sole discretion of the Initial Purchasers. Prior to the resale thereof pursuant to this Prospectus, each of the Notes was eligible for trading in the PORTAL Market. Notes sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Notes on any securities exchange.

POSSIBLE VOLATILITY OF THE NOTES AND STOCK PRICE

     The market price of the Notes and Common Stock could be subject to significant fluctuations in response to various factors and events, including variations in the Company's earnings results, changes in earnings estimates by securities analysts, publicity regarding the Company, its competitors, the staffing services industry or the health care industry generally, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the staffing services industry in general or the health care industry specifically, changes in the reimbursement practices or policies of third party payors, sales of substantial amounts of Common Stock in the public market or the perception that such sales could occur and other factors. In addition, in recent years, the stock market has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Notes and Common Stock. Volatility in the price of the Company's Common Stock, changes in prevailing interest rates, and changes in perception of the Company's creditworthiness may in the future adversely affect the price of the Notes.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Notes or the Shares offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                        FISCAL YEAR(1)                        SIX MONTHS ENDED
                         --------------------------------------------      ----------------------
                                                                           JUNE 30,      JUNE 29,
                         1992      1993      1994      1995      1996        1996          1997
                         ----      ----      ----      ----      ----      --------      --------
                         1.5x      5.8x      8.0x      12.8x     7.9x        8.9x          3.7x


---------------


(1) The Company's fiscal year ends on the Sunday nearest December 31 and quarters end on the Sunday nearest the end of the respective calendar quarter. Accordingly, as used herein, Fiscal Year 1992, 1993, 1994, 1995 and 1996 refer to the fiscal years ended January 3, 1993, January 2, 1994, January 1, 1995, December 31, 1995 and December 29, 1996, respectively.


     The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt issuance costs and the estimated interest component of rent expense.

                              DESCRIPTION OF NOTES

     The Notes were issued under an indenture dated as of June 23, 1997 (the "Indenture") between the Company and First Union National Bank, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture are available from the Company or the Initial Purchasers upon request.

GENERAL

     The Notes are unsecured obligations of the Company, are limited to $115.0 million in aggregate principal amount (including the Initial Purchasers' over-allotment option) and mature on July 1, 2004. The Notes bear interest at the rate per annum shown on the front cover of this Prospectus from the date of original issuance of Notes pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on July 1 and January 1 of each year, commencing January 1, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding June 15 or December 15, as the case may be. Interest on the Notes is paid on the basis of a 360-day year of 12 30-day months.


     Principal of, and premium, if any, and interest on, the Notes is payable
(i) in respect of Notes held of record by the Depository Trust Company ("DTC") or its nominee in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of Notes held of record by holders other than DTC or its nominee at the drop office of the Trustee in New York, New York, and the Notes may be surrendered for transfer, exchange or conversion at the drop office of the Trustee in New York, New York. In addition, with respect to Notes held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Security Register for the Notes on the Regular Record Date for such interest.


     The Notes have been issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, (ii) to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part or (iii) to register the transfer or exchange of any Notes surrendered for conversion or repurchase upon the occurrence of a Repurchase Event.

     All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Note which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Note may, as an unsecured general creditor, look only to the Company for payment thereof.

     The Indenture does not contain any provisions that would provide protection to Holders of the Notes against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "-- Certain Rights to Require Repurchase of Notes."

CONVERSION RIGHTS

     The Notes are convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $35.625 per share. The right to convert Notes that have been called for redemption terminates at the close of business on the second business day preceding the Redemption Date. See "-- Optional Redemption" below. The right to convert Notes that have been submitted for repurchase terminates when such Notes are submitted for repurchase.

     The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of

Common Stock of a dividend or distribution on any class of capital stock of the Company; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock or securities convertible into Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on the date fixed for determining the shareholders entitled to such distribution; and
(vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 12.5% of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price is required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     In addition to the foregoing adjustments, the Company is permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Note then outstanding will, with certain exceptions, have the right thereafter to convert such Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. If any Notes are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Notes called for redemption), such Notes when surrendered for conversion must be accompanied by payment in New York Clearing House Funds or other funds acceptable to the Company, of an amount equal to the interest thereon which the registered Holder on such Regular Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Notes with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

     The Rights Agreement (as defined below) provides that upon conversion of the Notes the Holders will receive, in addition to the Common Stock issuable upon such conversion, the Rights (as defined below) which would have attached to such shares of Common Stock if the Rights had not become separated from the Common Stock pursuant to the provisions of the Rights Agreement. See "Description of Capital Stock -- Shareholder Rights Agreement."

SUBORDINATION

     The payment of the principal of and premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. In the event of the acceleration of the Maturity of the Notes, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Notes will be entitled to receive any payment for the principal of or premium, if any, or interest on the Notes. No payments on account of principal of or premium, if any, or interest on the Notes or on account of the purchase or acquisition of Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any default permitting acceleration of the maturity of any Senior Indebtedness has occurred and is continuing or would occur upon such payment or if any judicial proceeding is pending with respect to any such default.

     Senior Indebtedness is defined in the Indenture as the principal of and premium, if any, and interest on (i) all secured indebtedness of the Company for money borrowed (including any secured indebtedness under the Company's Credit Agreement and any predecessor or successor thereto), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (a) is junior in right of payment to the Notes or (b) ranks pari passu in right of payment with the Notes, and (ii) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing, provided that the indebtedness continues to be secured indebtedness. For the purposes of this definition, "indebtedness for money borrowed" when used with respect to the Company means (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.


     The Notes are obligations exclusively of the Company. The operations of the Company are currently conducted principally through subsidiaries, which are separate and distinct legal entities, and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.


     The Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     The Indenture does not limit or prohibit the incurrence of Senior Indebtedness or the incurrence of indebtedness, liabilities and commitments of the Company's subsidiaries. The Company may incur Senior Indebtedness from time to time in the future.

OPTIONAL REDEMPTION

     The Notes are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after July 7, 2000, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date).

     If redeemed during the 12-month period beginning July 1, in the year indicated (July 7, in the case of 2000), the redemption price shall be:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2000........................................................    103.29%
2001........................................................    102.46
2002........................................................    101.64
2003........................................................    100.82
2004........................................................    100.00

     No sinking fund is provided for the Notes.

     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any
Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a Holder's Notes are selected for partial redemption and such Holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as an entirety to the Company, unless (i) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Notes and performance and observance of each obligation of the Company under the Indenture, (ii) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (iii) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Notes and (iv) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NOTES

     In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Notes and on or prior to Maturity, each Holder of Notes will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Notes which are to be repaid on or promptly following the Repurchase Date.

     Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Notes when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Notes a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Notes and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Note must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Notes with respect to which the right is being exercised, duly endorsed for transfer.

     A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control or a Termination of Trading (each as defined below).

     A "Change in Control" shall occur when (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (a) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (b) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

     The definition of Change in Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     The Credit Agreement prohibits the Company from purchasing Notes upon the occurrence of a Repurchase Event and provides that certain change in control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions.

     The right to require the Company to repurchase Notes as a result of the occurrence of Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See
"-- Subordination." Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

     In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a shareholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to the
Notes: (i) default in the payment of principal of or any premium on any Note when due (even if such payment is prohibited by the subordination provisions of the Indenture); (ii) default in the payment of any interest on any Note when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (iii) failure to provide timely notice of a Repurchase Event as required by the Indenture; (iv) default in the payment of the Repurchase Price in respect of any Note on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (v) default in the performance of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (vi) default, under one or more bonds, debentures, notes or other evidences of indebtedness for money borrowed by the Company or any subsidiary of the Company or under one or more mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default individually or in the aggregate shall constitute a failure to pay the principal of indebtedness in excess of $7.5 million when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $7.5 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company.

     If an Event of Default with respect to the Notes shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes then outstanding may declare the principal of and premium, if any, on all such Notes to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Notes) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Notes. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the aggregate principal amount of the Notes shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Notes) if the Trustee considers it in the interests of Holders of the Notes to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (i) cause the Indenture to be qualified under the Trust Indenture Act; (ii) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes; (iii) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (iv) secure the Notes;
(v) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (vi) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Notes; or (vii) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture; provided, however, that no such modifications or amendment may adversely affect the interests of Holders in any material respect. The Credit Agreement requires the consent of the lenders thereunder to any modification or amendment of the Indenture.

SATISFACTION AND DISCHARGE

     The Company may discharge its obligations under the Indenture while Notes remain Outstanding if (i) all Outstanding Notes will become due and payable at their scheduled maturity within one year or (ii) all Outstanding Notes are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

FORM, DENOMINATION AND REGISTRATION

     The Notes were originally issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof.

FORM


     Global Notes, Book-Entry Form. The Notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Notes sold by the Selling Securityholders pursuant to the Registration Statement of which this Prospectus forms a part are represented by two Global Notes (one of which represents Notes initially held by "qualified institutional buyers," as defined in Rule 144A under the Securities Act, and one of which represents Notes initially held by persons who acquired such Notes in compliance with Regulation S under the Securities Act), (the "Global Notes"), except as set forth below under "Certificated Notes." The Global Notes are deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Beneficial interests in the Global Notes are exchangeable for definitive certificated Notes only in accordance with the terms of the Indenture.



     Purchasers of the Notes offered hereby may hold their interests in the Global Notes directly through DTC or indirectly through organizations that are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds.



     Persons who are not Participants may beneficially own interests in the Global Notes held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Notes, Cede for all purposes will be considered the sole holder of the Global Notes. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.



     Payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Repurchase Event) of the Global Notes will be made to Cede, the nominee for DTC, as the registered owner of the Global Notes by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither the Company, the Trustee nor any payment agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.



     The Company has been informed by DTC that, with respect to any payment of interest on and the redemption price of (upon redemption at the option of the Company or at the option of the Holder upon a Repurchase Event) the Global Notes, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Notes as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the Notes represented by the Global Notes held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.



     Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited, and only in respect of the principal amount of the Notes represented by the Global Notes as to which such Participant or Participants has or have given such direction.



     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, bank, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.



     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Global Notes.



     Certificated Notes. Holders of Notes may request that certificated Notes be issued in lieu of, or in exchange for, Notes represented by the Global Notes. Furthermore, certificated Notes may be issued in exchange for Notes represented by the Global Notes if no successor depositary is appointed by the Company as set forth above under "Global Notes, Book-Entry Form."


PAYMENTS OF PRINCIPAL AND INTEREST


     The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) held of record by DTC (including Notes represented by the Global Notes) be made in same day funds. Payments in respect of the Notes held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Notes.


REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement between the Company and the Initial Purchasers, the Company has filed with the Commission a registration statement (the "Shelf Registration Statement") on Form S-3, of which this Prospectus forms a part, to cover resales of Transfer Restricted Securities (as defined below) by the holders thereof who satisfied certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Notwithstanding the foregoing, the Company will be permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf Registration Statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Note and any underlying share of Common Stock until the date on which such Note or underlying share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, the date on which such Note or underlying share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Note or share of Common Stock may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).


     Holders of the Notes will be required to deliver information to be used in connection with, and to be named as selling securityholders in, the Shelf Registration Statement. Any Holder who elects not to include such securities in the Shelf Registration Statement could be deemed to be less liquid than if such securities were included herein. In addition, there can be no assurance that the Company will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the Holder's ability to sell the Notes or adversely affect the price at which such Notes can be sold.


     The Registration Rights Agreement provides that if the Shelf Registration Statement shall cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 60 days in the aggregate in any of the one-year periods ending on the first and second anniversaries of the Closing Date (30 days in the case of the one year period ending on the first anniversary of the Closing Date), or which shall exceed 30 days in any calendar quarter within any of such one-year periods (each such event, a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount or $2.50 per annum per 28.0702 shares of Common Stock (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) constituting Transfer Restricted Securities for each 90-day period or part thereof until the applicable registration statement is filed and the applicable registration statement is declared effective, or the Shelf Registration Statement again becomes effective or usable, as the case may be, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Notes or $12.50 per annum per
28.0702 shares of Common Stock (subject to adjustment as set forth above) constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders of Notes by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

     The Company shall cause the Shelf Registration Statement to be effective for a period of two years from the effective date thereof or such shorter period that will terminate when each of the Transfer Restricted Securities covered by the Registration Statement ceases to be a Transfer Restricted Security.

     The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from the Company or the Initial Purchasers upon request.

GOVERNING LAW

     The Indenture and Notes are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

     The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

ABSENCE OF PUBLIC MARKET

     There is no existing public market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of the holders to sell their Notes or at what price holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they are making and currently intend to continue making a market in the Notes; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Notes, in the sole discretion of the Initial Purchasers. Prior to the resale of the Notes pursuant to this Prospectus, each of the Notes was eligible for trading in the PORTAL Market. Notes sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Notes on any securities exchange.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 95,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

     Holders of Common Stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are, and the Shares issued by the Company upon conversion of the Notes will be, if issued, validly issued, fully paid and nonassessable.

     The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

PREFERRED STOCK

     The Company's Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to that of the Common Stock. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. Although the Company has no present plans to issue any series of Preferred Stock, the Company's Board of Directors, in connection with the adoption of the shareholder rights agreement described below, has pre-approved the terms of a series of Preferred Stock which may be issued upon the occurrence of certain triggering events.

STOCK OPTION PLAN

     The Company's 1995 Equity Participation Plan (the "1995 Plan") currently has reserved for issuance at all times thereunder a number of shares equal to 15% of the Common Stock issued and outstanding from time to time.

SHAREHOLDER RIGHTS AGREEMENT

     On February 6, 1996, the Company's Board of Directors declared a dividend, payable February 27, 1996, of one right (a "Right") for each outstanding share of the Company's Common Stock held of record at the close of business on February 27, 1996. The Rights were issued pursuant to a Rights Agreement, dated as of February 6, 1996, between the Company and The First National Bank of Boston, as Rights Agent. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred

Stock (the "Junior Participating Preferred") for an exercise price of $95.00, subject to adjustment. Each one one-hundredth of a share of Junior Participating Preferred, which will be created upon the occurrence of certain triggering events, is designed to have economic and voting terms similar to those of one share of Common Stock. The Rights will expire on the earliest of (i) the declaration by the Board of Directors of an exchange of Rights for Common Stock, as described below, (ii) the close of business on February 6, 2006 or (iii) the date on which the Rights are redeemed or terminated, as described below.

     The Rights will be evidenced by the Company's Common Stock certificates, and no separate certificates representing the Rights will be distributed until such time as the Rights separate from the Common Stock. In general, the Rights will separate from the Common Stock and become exercisable upon the date (the "Distribution Date") that is the earlier of (i) the tenth day (the "Flip-in Date") following a public announcement that any person or group of affiliated or associated persons other than the Company and certain Company-related entities (an "Acquiring Person"), with certain exceptions, has acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to the Distribution Date that otherwise would have occurred) following the date on which an Acquiring Person commences a tender or exchange offer that, if consummated, would result in such Acquiring Person becoming the beneficial owner of 15% or more of the Company's outstanding Common Stock.

     After the Distribution Date, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which thereupon become void), will have the right to receive upon exercise of a Right, at the then current exercise price of the Right, that number of shares of Common Stock having a market value of two times the exercise price of the Right.

     In addition, the Board of Directors has certain rights to redeem, terminate or exchange the Rights for Common Stock. At any time prior to the close of business on a Flip-in Date, the Board of Directors may, at its option, redeem all of the then outstanding Rights at a price of $.01 per Right. The Board may generally amend the Rights in any respect prior to a Flip-in Date, and may thereafter amend Rights in any respect not materially adverse to the Rights holders generally. At any time after a Flip-in Date and prior to the time an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding Common Stock, the Board may elect to exchange all Rights for Common Stock at the rate of one share of Common Stock (or one one-hundredth of a share of the Junior Participating Preferred, or shares of a class or series of the Company's Preferred Stock having equivalent rights, preferences and privileges) per Right.

     Until a Right is exercised, the holder of the Right, as such, will have no rights as a shareholder of the Company, including without limitation the right to vote or receive dividends. The issuance of the Rights could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority or substantial minority interest in the Common Stock of the Company.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"). In general, Section 203 currently prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS AFFECTING SHAREHOLDERS

     The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class will hold office until the third annual meeting for election of directors following the election of such class. A majority vote of the shareholders is required to alter, amend or repeal the foregoing provisions. The classification of the Board of Directors may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may maintain the incumbency of the Board of Directors.

     The Company's Certificate of Incorporation also requires that any action required or permitted by shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by written consent. The Company's Bylaws set forth an advance notice procedure with regard to shareholder nominations and business to be brought before a meeting of shareholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Bylaws provide that the Company shall indemnify its directors and officers, and may indemnify employees and agents, against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     The Company has entered into agreements (the "Indemnification Agreements") with certain of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer for any damages, judgments, fines, expenses, costs, penalties or amounts paid in settlement in connection with any claim, action, suit or proceeding in which such director or officer is involved as a party or otherwise by reason of the fact that he is or was a director or officer of the Company or any other corporation or other entity of which he served as a director or officer at the request of the Company to the maximum extent permitted by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

     To the extent that the Board of Directors or the shareholders of the Company may in the future wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Company's Bylaws, such repeal or limitation may not be effective as to directors and officers who are parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and officers of the Company.

                            SELLING SECURITYHOLDERS


     The Notes were originally issued by the Company to and sold by the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act), other institutional "accredited investors" (as defined in Rule 501(a)(1),
(2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Shares.



     Set forth below are the names of each Selling Securityholder, the nature of any position, office, or other material relationship that the Selling Securityholder has had within the past three years with the Company or any of its predecessors or affiliates, the principal amount of Notes that may be offered and sold by such Selling Securityholder pursuant to this Prospectus and (if one percent or more) the percentage of such Notes owned as of October 7, 1997, the number of Shares that may be offered and sold by such Selling Securityholder pursuant to this Prospectus and (if one percent or more) the percentage of Common Stock represented by the Shares owned by each Selling Securityholder after conversion of the Notes.


     Any or all of the Notes or Shares of Common Stock listed below may be offered for sale pursuant to this Prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amount of the Notes or Shares that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided, in transactions exempt from the registration requirements of the Securities Act.


                                                                                      NUMBER OF
                                                                     PERCENTAGE      SHARES INTO         PERCENTAGE OF
                                                        PRINCIPAL        OF           WHICH THE          COMMON STOCK
                                                         AMOUNT         NOTES         NOTES ARE       AFTER CONVERSION OF
NAME                                                    OF NOTES     OUTSTANDING    CONVERTIBLE(1)       THE NOTES(2)
----                                                   -----------   -----------   ----------------   -------------------
BancAmerica Robertson Stephens.......................  $    20,000          *               561                  *
Bank of New York (The)...............................  $10,252,000       8.91           287,775               2.37
Bankers Trust Company................................  $11,848,000      10.30           332,575               2.74
Bear, Stearns Securities Corp........................  $ 4,850,000       4.22           136,140               1.12
Bank of America Personal Trust.......................  $   375,000          *            10,526                  *
Boston Safe Deposit and Trust Company................  $15,800,000      13.74           443,508               3.66
Brown Brothers Harriman & Co.........................  $   675,000          *            18,947                  *
BT/Corp. Clearance - BTI.............................  $ 3,000,000       2.61            84,210                  *
Chase Manhattan Bank.................................  $ 8,690,000       7.56           243,929               2.01
Chase Manhattan Bank/Chemical........................  $   790,000          *            22,175                  *
Citibank, N.A........................................  $ 1,045,000          *            29,333                  *
Custodial Trust Company..............................  $ 3,150,000       2.74            88,421                  *
Deutsche Morgan Grenfell Inc.........................  $   500,000          *            14,035                  *
Fidelity Financial Trust: Fidelity Convertible
  Securities Fund....................................  $ 4,000,000       3.48           112,280                  *
Fiduciary Trust Company International................  $   210,000          *             5,894                  *
First Tennessee Bank N.A. Memphis....................  $   365,000          *            10,245                  *
Firstar Trust Company................................  $   500,000          *            14,035                  *
First National Bank of Maryland......................  $   165,000          *             4,631                  *
First National Bank of Omaha.........................  $   150,000          *             4,210                  *
Investors Bank & Trust/M.F. Custody..................  $   390,000          *            10,947                  *
Julius Baer Securities Inc...........................  $   500,000          *            14,035                  *
Lehman Brothers International (Europe) - Prime Broker
  (LBI)..............................................  $ 5,500,000       4.78           154,385               1.27
Mercantile Safe Deposit & Trust......................  $ 1,765,000       1.53            49,543                  *
Merrill Lynch, Pierce, Fenner & Smith,
  Incorporated.......................................  $ 1,000,000          *            28,070                  *
Merrill Lynch Professional Clearing Corp.............  $   300,000          *             8,421                  *
Merrill Lynch, Pierce, Fenner & Smith Safekeeping....  $ 5,000,000       4.35           140,350               1.16
Merrill Lynch, Pierce, Fenner & Smith, Inc.-Debt
  Securities.........................................  $   355,000          *             9,964                  *
Morgan Stanley & Co. Incorporated....................  $ 1,650,000       1.43            46,315                  *
Nomura International Trust Company...................  $ 1,100,000          *            30,877                  *
Norwest Bank Minnesota N.A...........................  $   140,000          *             3,929                  *
Northern Trust Company...............................  $ 1,120,000          *            31,438                  *
Paine Webber Incorporated............................  $   175,000          *             4,912                  *
PNC Bank, National Association.......................  $   225,000          *             6,315                  *
Sanwa Bank California................................  $   385,000          *            10,807                  *
SBC Warburg Dillon Read Inc..........................  $ 2,000,000       1.74            56,140                  *
Societe Generale Securities Corp.....................  $ 1,000,000          *            28,070                  *
SSB - Custodian......................................  $19,530,000      16.98           548,210               4.52
SunTrust Bank, Atlanta...............................  $   250,000          *             7,017                  *
UBS Securities Inc...................................  $ 5,850,000       5.09           164,210               1.35
Wachovia Bank of North Carolina, N.A.................  $   380,000          *            10,666                  *

---------------

 * Less than one percent.
(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $35.625 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion Rights." Accordingly, the number of Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) The percentage of Common Stock after conversion of the Notes represents the percentage of the Common Stock each Selling Securityholder will have after treating as outstanding the number of Shares of Common Stock shown as being issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other Selling Securityholder. These percentages are based on 12,133,745 shares of Common Stock that were issued and outstanding as of October 7, 1997 before taking into account any of the assumed conversions.


                                PLAN OF DISTRIBUTION

     The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to holders of the Notes and the Shares) in connection with the registration and sale of the Notes and the Shares covered by this Prospectus.


     The Company will not receive any of the proceeds from the offering of the Notes and the Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Notes and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Shares for whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Shares offered by them hereby will be the purchase price of such Notes or Shares less discounts and commissions, if any.



     The Notes and Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.



     The outstanding Common Stock is listed for trading on the NYSE and the Shares have been approved for listing on the NYSE upon notice of issuance. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Notes; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Notes on any securities exchange. Accordingly, no assurance can be given that any market for the Notes will be developed or maintained. See "Risk Factors -- Absence of Public Market."


     In order to comply with the securities laws of certain states, if applicable, the Notes and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or they comply with an available exemption from the applicable registration or qualification requirement.

     The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.


     The Notes were originally sold to Smith Barney Inc., PaineWebber Incorporated, J.C. Bradford & Co., The Robinson-Humphrey Company, Inc. and NationsBanc Capital Markets, Inc., as the Initial Purchasers, in June and July 1997 in a private placement. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Notes by the Initial Purchasers. The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act related to the offer and sale of the Notes and Shares under this Prospectus.



     The Company will use its best efforts to cause the Registration Statement to which this Prospectus relates to remain effective for a period of two years from the effective date thereof, or until it is no longer required for transfer of the Notes or the underlying Shares. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Notes and Shares by holders upon the happening of an event or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed, in which case the period of time during which the Company is required to maintain the effectiveness of this Registration Statement shall be extended. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summarizes certain income tax considerations relevant to holders of the Notes. The summary is based on current provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations thereunder, administrative rulings and court decisions, all of which are subject to change (possibly retroactively). The summary does not address state, local, or foreign tax consequences, nor does it discuss federal income tax consequences to categories of purchasers subject to special rules, such as tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities or persons who hold the Notes or Common Stock in connection with a straddle. The summary assumes that the holders will hold the Notes, or the shares of Common Stock received upon conversion of the Notes, for investment purposes only. The Company does not intend to request a ruling from the Internal Revenue Service (the "IRS") regarding any of the federal income tax matters discussed in this summary. Accordingly, before making an investment decision, prospective purchasers are urged to consult their own tax advisors as to the federal income and other tax consequences of the purchase, ownership and disposition of the Notes (including the conversion of Notes into Common Stock) and the Common Stock.

     For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a U.S. Holder. The term "U.S. Holder" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, or an estate or trust, the income of which is includible in income for United States income tax purposes regardless of its source.

OWNERSHIP OF THE NOTES AND COMMON STOCK BY U.S. HOLDERS

     Interest on Notes. The stated interest on a Note will be taxable to a holder as ordinary income at the time interest is paid or accrued in accordance with the holder's method of accounting for federal income tax purposes. The Company expects that the Notes will not be issued with original issue discount ("OID") within the meaning of the Code.

     Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Notes if the conversion price or conversion ratio of the Notes is adjusted to reflect such corporate transaction. Any such deemed distributions to the holders of the Notes may be taxable as a dividend to the extent of the Company's earnings and profits, a return of capital or capital gain. See "Dividends on Shares of Common Stock" below.

     Sale or Exchange of Notes or Shares of Common Stock. A holder of Notes will generally recognize gain or loss on the sale, redemption, retirement or other disposition of the Notes. The gain or loss will generally be equal to the difference between (i) the amount of cash and the fair market value of any other property received by the holder (excluding any amount that represents accrued interest, which will be taxable as such) and (ii) the holder's adjusted tax basis in the Notes. Generally, a holder's adjusted tax basis in the Notes will equal (i) the holder's cost of the Notes, plus (ii) the amount of market discount taken into income, if any, less (iii) the amount of bond premium amortized by the holder, if any. A holder of Common Stock will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Stock. The gain or loss will generally be equal to the difference between (i) the amount of cash and the fair market value of any other property received by the holder of Common Stock and (ii) the holder's adjusted tax basis in the Common Stock. Subject to the market discount rules discussed below and certain special rules that apply to redemptions of Common Stock, gain or loss recognized by a holder will generally be long-term capital gain or loss if the Notes or Common Stock are held as capital assets for a period in excess of one year.

     Conversion of Notes. A holder of Notes will not recognize gain or loss upon the conversion of the Notes into shares of Common Stock of the Company. The holder's adjusted tax basis in the shares of Common Stock will be equal to the holder's adjusted tax basis in the Notes at the time of the conversion, less any portion of such basis allocable to cash received in lieu of a fractional share. Generally, the holding period of the shares of Common Stock received by the holder upon conversion of Notes includes the period of time the Notes were held prior to the conversion by the holder. Generally, gain or loss recognized on the receipt of cash paid in lieu of such fractional shares will equal the difference between the amount of cash received and the holder's adjusted tax basis allocable to the fractional shares.

     Market Discount. If a Note is acquired by a subsequent purchaser at a "market discount," some or all of the gain realized upon a disposition or payment upon the Note's maturity may be treated as ordinary income. Subject to a de minimis exception, "market discount" with respect to a Note will be equal to the excess of (i) the stated redemption price at maturity of the Note over (ii) the holder's tax basis in the Note immediately after acquisition. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the holder so elects, on a constant interest method. Upon any subsequent disposition of the Note (other than in connection with certain nonrecognition transactions, e.g., the conversion to Common Stock), the lesser of (i) gain on the disposition or (ii) the market discount that accrued while the Note was held by the subsequent holder will be treated as ordinary income at the time of the disposition. A holder may elect to include market discount in income currently in lieu of including accrued market discount in income at the time of disposition. A holder of a Note acquired at a market discount may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently. If a holder acquires a Note at a market discount and receives Common Stock upon conversion of the Note, the amount of accrued market discount with respect to the converted Note through the date of conversion will be treated as ordinary income upon the disposition of the Common Stock.

     Amortizable Bond Premium. If a subsequent purchaser of a Note purchases it at a cost that is in excess of the amount payable on maturity, the excess cost may be treated as "amortizable bond premium" that is allocated among the interest payments on the Note using a constant interest rate method over the Note's remaining term. The amount allocated to each interest payment would be applied against and offset a portion of the income from such interest payment, with a corresponding reduction in the holder's basis. The interest offset would be available only if an election under Section 171 of the Code is made or is in effect and if the acquired Note is held as a capital asset. The election would apply to all debt instruments held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount of the premium attributable to the conversion feature of the Note must be eliminated in determining the amount of any amortizable bond premium.

     Dividends on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for federal income tax purposes to the extent of current or accumulated earnings and profits of the Company. To the extent that a holder receives a distribution on Common Stock that would otherwise constitute a dividend but exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's adjusted tax basis in the Common Stock. Any distribution in excess of the holder's adjusted tax basis in the Common Stock will be treated as capital gain. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

OWNERSHIP OF THE NOTES BY NON-U.S. HOLDERS

     Interest on Notes. Generally, interest paid on the Notes to a Non-U.S. Holder will not be subject to federal income tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (iii) the beneficial owner, under penalty of perjury, certifies that the owner is not a U.S. Holder and provides the owner's name and address. If certain requirements are satisfied, the certification described in paragraph
(iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Notes would be deemed to own the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules will be subject to federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the federal income tax on net income that applies to U.S. Holders generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Sales or Exchanges of Notes or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to federal income tax on gain recognized upon the sale or other disposition of Notes or Common Stock received upon conversion thereof unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds Notes or Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. If the Company were a "United States real property holding corporation" (which the Company currently is not and does not expect to be) a Non-U.S. Holder may be subject to federal income tax with respect to gain on such disposition as if it were effectively connected with a United States trade or business and the amount realized may be subject to withholding at the rate of 10%. The amount withheld pursuant to these rules will be creditable against such Non-U.S. Holder's federal income tax liability and may entitle the Non-U.S. Holder to a refund upon furnishing the required information to the IRS. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Conversion of Notes. A Non-U.S. Holder generally will not be subject to federal income tax on the conversion of a Note into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the foregoing rules with respect to the sale or exchange of a Note or Common Stock.

     Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the federal income tax on net income that applies to U.S. Holders generally (and, with respect to corporate holders under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds from the sale or other disposition of the Notes or shares of Common Stock with respect to certain non-corporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalty of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from back-up withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder's federal income tax, upon furnishing the required information.

     Non-U.S. Holders. Generally, information reporting and backup withholding of federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. Holder. The 31% backup withholding tax generally will not apply to dividends paid to Non-U.S. Holders outside the United States that are subject to 30% withholding discussed above or that are subject to a tax treaty that reduces such withholding.

     The payment of the proceeds on the disposition of Notes or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding, unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Notes or shares of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for federal income tax purposes or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Notes and the validity of the Shares offered hereby will be passed upon for the Company by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and December 29, 1996 and for each of the three years in the period ended December 29, 1996, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

             ======================================================

  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THAT DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    3
Incorporation by Reference............    4
The Company...........................    5
Risk Factors..........................    6
Use of Proceeds.......................   11
Ratio of Earnings to Fixed Charges....   11
Description of Notes..................   12
Description of Capital Stock..........   21
Selling Securityholders...............   24
Plan of Distribution..................   25
Certain United States Federal Income
  Tax Consequences....................   27
Legal Matters.........................   30
Experts...............................   30

             ======================================================
             ======================================================
                                   [PGA LOGO]
                               PERSONNEL GROUP OF
                                 AMERICA, INC.
                               5 3/4% CONVERTIBLE
                               SUBORDINATED NOTES
                                    DUE 2004
                                      AND
                                3,228,070 SHARES
                                       OF
                                  COMMON STOCK
                                 -------------

                                   PROSPECTUS

                                OCTOBER 20, 1997

                                 -------------
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated expenses, other than underwriting discounts and commissions, all of which were or will be borne by the Company.

Registration fee............................................  $34,848
New York Stock Exchange listing fee.........................   11,300
Accounting fees and expenses................................   10,000
Printing and engraving expenses.............................   15,000
Legal fees and expenses.....................................   10,000
Miscellaneous fees and expenses.............................    3,852
                                                              -------
          Total.............................................  $85,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company's Certificate of Incorporation provides that, to the extent permitted by Delaware law, each director shall not be liable for monetary damages for breach of such director's fiduciary duty as a director to the Company and its stockholders. In addition, the Company's bylaws provide that the Company will indemnify, to the full extent permitted by law, its directors and officers, and may indemnify, at the discretion of the Board of Directors, employees and agents, against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     The Company maintains insurance for the benefit of its directors and officers insuring against certain liabilities and expenses that may be incurred by such director or officer in or arising out of his capacity as such, and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.

     The Company has also entered into individual indemnification agreements with its officers and directors, pursuant to which the Company has agreed to indemnify its officers and directors, and to advance expenses to such persons, to the maximum extent permitted by applicable law.

     The Purchase Agreement dated as of June 17, 1997 between the Company and the Initial Purchasers provides that the Initial Purchasers shall indemnify each director of the Company, each officer of the Company who signed this Registration Statement and each person who controls the Company for certain liabilities, including certain liabilities under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following documents are filed as exhibits to this Registration
Statement:


                                                                    FILED PREVIOUSLY (*),
                                                                    FILED HEREWITH (**),
                                                                     NON-APPLICABLE (NA)
                                                                     OR INCORPORATED BY
                                                                       REFERENCE FROM
EXHIBIT                                                               PREVIOUS EXHIBIT      COMPANY REG. NO.
NUMBER                             DESCRIPTION                             NUMBER              OR REPORT
-------                            -----------                      ---------------------   ----------------
 3.1      --   Restated Certificate of Incorporation of the
               Company, as amended................................          *
 3.2      --   Amended and Restated Bylaws of the Company.........          3.2                 33-95228
 4.0      --   Specimen Stock Certificate.........................          4.0                 33-95228
 4.1      --   Rights Agreement between the Company and The First
               National Bank of Boston............................          1                   0-27792
 4.2      --   Indenture between the Company and First Union
               National Bank, as Trustee..........................          *
 4.3      --   Form of Note Certificate for 5 3/4% Convertible
               Subordinated Notes.................................          *
 5.1      --   Opinion of Robinson, Bradshaw & Hinson, P.A........          *
10.1      --   1995 Equity Participation Plan, as amended.........          *
10.2      --   Management Incentive Compensation Plan.............         10.2             10-Q for quarter
                                                                                             ended 9/30/95
10.3      --   Employee Stock Purchase Plan.......................          *
10.4#     --   Director and Officer Indemnification Agreement of
               James V. Napier....................................         10.3              10-K for year
                                                                                             ended 12/31/95
10.5      --   Administrative Services Agreement between the
               Company and Adia California........................         10.6             10-Q for quarter
                                                                                             ended 9/30/95

                                                                    FILED PREVIOUSLY (*),
                                                                    FILED HEREWITH (**),
                                                                     NON-APPLICABLE (NA)
                                                                     OR INCORPORATED BY
                                                                       REFERENCE FROM
EXHIBIT                                                               PREVIOUS EXHIBIT      COMPANY REG. NO.
NUMBER                             DESCRIPTION                             NUMBER              OR REPORT
-------                            -----------                      ---------------------   ----------------
10.6      --   Paybill Services Agreement between the Company and
               Adia California....................................         10.7             10-Q for quarter
                                                                                             ended 9/30/95
10.7      --   Software License Agreement between the Company and
               Adia California....................................         10.8             10-Q for quarter
                                                                                             ended 9/30/95
10.8      --   Employment Agreement between the Company and Edward
               P. Drudge, Jr......................................         10.9             10-Q for quarter
                                                                                             ended 9/30/95
10.9      --   Employment Agreement between the Company and James
               C. Hunt............................................         10.10             10-K for year
                                                                                             ended 12/29/96
10.10     --   Employment Agreement between Adia Delaware, PFI
               Corp. and Richard L. Peranton......................         10.13                33-95228
10.11     --   Employment Agreement between the Company and Ken R.
               Bramlett, Jr.......................................         10.13             10-K for year
                                                                                             ended 12/29/96
10.12     --   Indemnification Agreement between the Company and
               Adia Delaware......................................         10.14            10-Q for quarter
                                                                                             ended 9/30/95
10.13     --   Tax-Sharing Agreement between the Company, Adia
               Delaware and Adia California.......................         10.15            10-Q for quarter
                                                                                             ended 9/30/95
10.14     --   Amended and Restated Non-Qualified Profit-Sharing
               Plan...............................................         10.16             10-K for year
                                                                                             ended 12/29/96
10.15     --   Amended and Restated Credit Agreement among the
               Company and its subsidiaries, the Lenders party
               thereto and NationsBank, N.A., as agent............            *
10.16     --   Asset Purchase Agreement between the Company and
               Business Enterprise Systems and Technology, Inc.
               (BEST Consulting)..................................            2                8-K dated
                                                                                                9/30/96
10.17     --   Registration Rights Agreement between the Company
               and the Initial Purchasers.........................            *
12.1      --   Statement regarding computation of ratio of
               earnings to fixed charges..........................           **
21.1      --   Subsidiaries of the Company........................           **
23.1      --   Consent of Arthur Andersen LLP.....................           **

                                                                    FILED PREVIOUSLY (*),
                                                                    FILED HEREWITH (**),
                                                                     NON-APPLICABLE (NA)
                                                                     OR INCORPORATED BY
                                                                       REFERENCE FROM
EXHIBIT                                                               PREVIOUS EXHIBIT      COMPANY REG. NO.
NUMBER                             DESCRIPTION                             NUMBER              OR REPORT
-------                            -----------                      ---------------------   ----------------
23.2      --   Consent of Robinson, Bradshaw & Hinson, P.A.
               (included in Exhibit 5.1)..........................            *
24.1      --   Power of Attorney (included in the signature pages
               to this Registration Statement as initially
               filed).............................................            *
25.1      --   Statement of eligibility of trustee................            *


---------------

# This Exhibit is substantially identical to Director and Officer
  Indemnification Agreements of the same date between the Company and the following individuals: Edward P. Drudge, Jr., Richard L. Peranton, Kevin P. Egan, J. Roger King, and William J. Simione, Jr.

     (b) Financial Statement Schedules

     Not Applicable.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Personnel Group of America, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on October 20, 1997.


                                          PERSONNEL GROUP OF AMERICA, INC.

                                          By:    /s/ EDWARD P. DRUDGE, JR.

                                            ------------------------------------
                                                   Edward P. Drudge, Jr.
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 20, 1997.



                        NAME                                               TITLE
                        ----                                               -----

              /s/ EDWARD P. DRUDGE, JR.                Chairman, Chief Executive Officer and Director
-----------------------------------------------------    (Principal Executive Officer)
                Edward P. Drudge, Jr.

                  /s/ JAMES C. HUNT                    Chief Financial Officer, Treasurer and
-----------------------------------------------------    Director (Principal Financial Officer and
                    James C. Hunt                        Accounting Officer)

                   KEVIN P. EGAN*                      Director
-----------------------------------------------------
                    Kevin P. Egan

                   J. ROGER KING*                      Director
-----------------------------------------------------
                    J. Roger King

                  JAMES V. NAPIER*                     Director
-----------------------------------------------------
                   James V. Napier

              WILLIAM J. SIMIONE, JR.*                 Director
-----------------------------------------------------
               William J. Simione, Jr.

              /s/ KEN R. BRAMLETT, JR.                 Director
-----------------------------------------------------
                Ken R. Bramlett, Jr.

            *By: /s/ KEN R. BRAMLETT, JR.
  ------------------------------------------------
      (Ken R. Bramlett, Jr., Attorney-in-fact)